================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                               October 25, 2000
                               ----------------
               Date of Report (Date of earliest event reported)

                                EMACHINES, INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

          Delaware                     000-29715                  94-3311182
----------------------------    ------------------------     -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)

                         14350 Myford Road, Suite 100
                           Irvine, California 92606
                   ----------------------------------------
                   (Address of principal executive offices)

                                (714) 481-2828
                                --------------
             (Registrant's telephone number, including area code)


================================================================================

Item 5.   Other Events

     On October 25, 2000, eMachines, Inc., a Delaware corporation, issued a press release announcing its earnings for the quarter ending September 30, 2000. The press release is attached as Exhibit A to this Current Report.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         EMACHINES, INC.

Date: October 30, 2000                   By: /s/ Allan Mouw
                                            --------------------------
                                         Name:  Allan Mouw
                                         Title: Vice President, Business &
                                                Legal Affairs and Secretary

                                   EXHIBIT A

                   EMACHINES ANNOUNCES THIRD QUARTER RESULTS

                 Results Indicate Progress on Key Initiatives
                     and are Consistent with Expectations

     IRVINE, CA - October 25, 2000 - eMachines, Inc. (NASDAQ: EEEE), today reported revenues of $175.0 million for the third quarter ended September 30, 2000, compared to the $155.9 million recorded in the third quarter of 1999. Net loss from operations for the third quarter, before amortization of intangible assets and non-cash stock-based compensation and accretion of manditorily-redeemable preferred stock to redemption value was $6.1 million or a loss of $0.04 per share, compared to a loss of $2.9 million or $0.04 per share in the year-earlier period.

     eMachines continues to maintain a strong liquidity position with $223 million in cash and short-term investments, compared to $206 million in the second quarter of 2000, and is essentially debt-free. eMachines is achieving steady market share growth, is increasing brand development through vital retailer relationships and has improved production resources to position the company for its next expansion phase.

     Highlights of the Quarter

     Results of the third quarter of 2000 are significant in that they reflect a 12 percent increase in revenue and 9 percent increase in unit shipments year-over-year in a weakened retail marketplace with no major new demand stimulus such as last year's $400 rebates from multi-year Internet service contracts.

     Part of eMachines' revenue increase during the third quarter resulted from a new distribution and marketing program with Dixons Group, the preeminent PC retailer in the UK and Europe. In less than one quarter of operations, the program with Dixons is now fully launched in 1100 retail locations in England, Scotland and Ireland and results have exceeded expectations.

     eMachines made significant progress on key initiatives in the third quarter including the initial implementation of a modified supply chain "just-in-time" production model. Through deployment of local resources for the completion of sub-assembled PCs imported from Asia, eMachines has reduced the supply chain vulnerabilities that were responsible for the significant inventory write downs experienced by the company in the second quarter, and will enable eMachines to rapidly respond to inventory requirements caused by changing market conditions. In the fourth quarter, eMachines expects to dedicate approximately 10 percent of its mix to local assembly.

     "This quarter, we celebrated two important milestones for the company-eMachines' two-year anniversary and shipment of the three millionth PC since inception," said Stephen A. Dukker, president and chief executive officer of eMachines, Inc. "In this short period of time, we've created the third largest retail PC brand in North America and maintained a strong market share position. Most importantly, eMachines created a new low price range to remove the barriers to PC ownership and opened up Internet opportunities for numerous people who might not have been able to afford either their first or second computers for the home."

     PC Revenues

     PC hardware revenues accounted for $172.2 million in sales in the third quarter of 2000 compared to $155.3 million in the year earlier period. We experienced a slightly lower gross margin for the quarter primarily as a result of the final liquidation of remaining oversupply in inventory from the second quarter of 2000. The company expects to return to normal gross margins in the fourth quarter as the liquidation process has been completed.

     Unit shipments during the third quarter of 2000 were 408,000 units, an increase of 9 percent from the third quarter of 1999, and an increase of 25 percent over the second quarter of 2000 which was impacted by the weaknesses in retail PC sales as well as the general retail market. The average gross selling price in the third quarter of 2000 (before returns and allowances) was $508, an increase of 3 percent from $492 in the third quarter of 1999.

     According to PC Data, eMachines' US retail market share in the under $1000 segment increased in the third quarter of 2000 to 17.6 percent from 15.7 percent in the third quarter of 1999 demonstrating the continued growth and success of eMachines' PC products in the US retail channel.

     This month, eMachines announced the MSN Companion by eMachines, the company's initial entry into the Internet appliance market. Available this month from selected Wal-Mart stores, Circuit City, Office Depot, MicroCenter and Cyberian Outpost, the MSN Companion by eMachines is designed for consumers who want an easy, affordable solution for sending and receiving e-mail and to surf the Internet without the complexities of a full PC. eMachines is the first to implement a design using a full-sized screen and keyboard providing comfort and flexibility to those who plan to use this product as their primary Internet access device.

     Internet Revenues

     Internet-related revenues for the third quarter of 2000 were $2.8 million at a gross margin of 86 percent, compared to $611,000 in the third quarter of 1999. Internet revenues were slightly reduced on a per unit basis in the third quarter principally as a result of eMachines' decision to enter into an agreement to acquire its Internet technology partner, iWare, developer of eMachines' eWare surfing assistant. With this acquisition, eMachines will own the Internet surfing assistant software and operations technologies and the long-term recurring revenue streams in lieu of the distribution fees previously forecast.

     The third quarter of 2000 was the first period that eMachines saw significant performance in customer utilization of the eKeys(TM) on its Internet keyboards now broadly distributed on more than 900,000 PCs since the first quarter of 2000. During the third quarter, eMachines crossed the milestone of one million Web site deliveries (initial clicks) generated from consumers' eKey(TM) activity in a single month, with click action continuing to increase in excess of the rate of PC unit shipments. For example, overall clicks increased 1,112 percent from Q2 2000 to Q3 2000 compared to a 19 percent increase in unit shipments with Internet keyboards during the same period. Recurring revenues, including clicks, bounties and revenue sharing, increased 333 percent from the second quarter of 2000 to the third quarter. Of the $2.8 million third quarter Internet revenues, recurring revenues represented 21 percent of the total as compared to 4 percent in the second quarter.

     Q4 Outlook

     "The weaknesses in the PC market as well as general retail that we commented on in the second quarter has materialized and is affecting a broader segment of the economy," said Dukker. "Although we are pleased with our performance in the third quarter, the recent sales and earnings warnings announced by our component suppliers, competitors and retail partners, along with market research data which confirms a general PC market decline in the US retail channel in excess of 10% exiting Q3 and deepening into the beginning of Q4 to 20 percent, we believe that eMachines' Q4 sales may be impacted. It is prudent for us to reduce production to be consistent with a market wide 20% decrease (year-over-year) in anticipated selling volumes. Our just-in-time production resources will allow us to capture upsides if and when they materialize in the quarter."

     About eMachines, Inc.

     eMachines, Inc. (NASDAQ:EEEE) is a leading provider of Internet-enhanced, low-cost, high-value, personal computers, and of Internet advertising, portal and software distribution services. Founded in September 1998, eMachines began selling its low-cost 'eTower' desktop computers in November 1998. In June 1999, eMachines sold the third highest number of PCs through retailers in the United States, according to leading market research organizations, and has maintained the number three market share position since that time. Since inception, eMachines has shipped more than 3 million PCs through leading national retailers, catalog and online merchandisers. Approximately one of every two eMachines consumers is a first-time PC owner, providing the company's advertising partners with a unique opportunity to introduce themselves to new online consumers before many of them have developed strong Internet brand loyalties. The company's Web site is located at http://www.e4me.com.
                                                -------------------


     This press release contains forward-looking statements relating to future events and results that are based on eMachines, Inc.'s current expectations. These statements relate to the outlook and prospects for eMachines and the markets in which it operates. These statements involve risks and uncertainties including, without limitation, the level of demand for eMachines' products and services, eMachines' and its suppliers' ability to timely develop, deliver, and support new and existing products and services, eMachines' ability to manage inventory, the cost and availability of key product components, eMachines' ability to successfully develop and market its Internet-based services, consumer and advertiser acceptance of such services, competitive pressures relating to price reductions, new product introductions by third parties, and technological innovations, and overall market conditions, including demand for computers, Internet access devices and Internet services. Consequently, actual events and results in future periods may differ materially from those currently expected. Additional information regarding the factors that may affect eMachines' future performance is included in the public reports that eMachines files with the Securities and Exchange Commission.

                                eMachines, Inc.
           Unaudited Condensed Consolidated Statements of Operations
                   (In thousands, except share information)


                                                                           Quarter Ended                     Nine Months Ended
                                                                  ---------------------------------    ----------------------------
                                                                 Sept 30, 2000      Sept 30, 1999    Sept 30, 2000    Sept 30, 1999
                                                                 -------------      -------------    -------------    -------------
Net revenues:
         Hardware...............................................  $    172,181      $     155,282    $     539,861    $     506,595
         Internet...............................................         2,845                611            9,481              611
                                                                  ------------      -------------    -------------    -------------
                Net revenues....................................       175,026            155,893          549,342          507,206
                                                                  ------------      -------------    -------------    -------------
Cost of revenues:
         Hardware...............................................       167,125            150,119          558,637          488,909
         Internet...............................................           408                  -            1,247                -
                                                                  ------------      -------------    -------------    -------------
                Cost of revenues................................       167,533            150,119          559,884          488,909
                                                                  ------------      -------------    -------------    -------------

         Gross profit (loss)....................................         7,493              5,774          (10,542)          18,297

Operating expenses:
         Sales and marketing (includes $22, $1,126, $66 and
         $1,142 of non-cash stock-based compensation,
         respectively)..........................................         4,854              3,823           15,599            9,356
         Product development....................................           641                  -            1,885                -
         Customer service and technical support.................         4,061              3,245           14,290            5,767
         General and administrative (includes $69, $55, $207
         and $179 of non-cash stock-based compensation,
         respectively)..........................................         7,275              2,627           19,068            6,044
         Amortization of intangible assets......................        11,962                  -           37,152                -
                                                                  ------------      -------------    -------------    -------------
                Total operating expenses........................        28,793              9,695           87,994           21,167
                                                                  ------------      -------------    -------------    -------------

Loss from operations............................................       (21,300)            (3,921)         (98,536)          (2,870)
Interest income (expense), net..................................         3,195               (113)           9,000           (5,073)
                                                                  ------------      -------------    -------------    -------------
Net loss........................................................       (18,105)            (4,034)         (89,536)          (7,943)

Accretion of mandatorily redeemable preferred stock to
redemption value................................................             -             (1,181)          (2,346)          (1,181)
                                                                  ------------      -------------    -------------    -------------
Net loss attributable to common stockholders....................  $    (18,105)     $      (5,215)   $     (91,882)   $      (9,124)
                                                                  ============      =============    =============    =============

Net loss per share attributable to common stockholders:
         Basis and diluted......................................  $      (0.12)     $       (0.07)   $       (0.72)   $       (0.14)

Shares used in computing loss:
         Basis and diluted......................................   145,529,503          77,600,00      126,998,335       65,878,388

Supplementary information:

Reconciliation from net loss attributable to common stockholders to loss before amortization of intangible assets, non-cash stock-based compensation and accretion of mandatorily redeemable preferred stock to redemption value:

         Net loss attributable to common stockholders...........  $    [18,105)     $      (4,034)   $     (91,882)   $      (7,943)
         Amortization of intangible assets......................        11,962                  -           37,152                -
         Non-cash stock-based compensation......................            91              1,181              273            1,321
         Accretion of mandatorily redeemable preferred stock to
         redemption value.......................................             -              1,181            2,346            1,181
                                                                  ------------      -------------    -------------    -------------
Loss before amortization of intangible assets, non-cash
         stock-based compensation and accretion of mandatorily
         redeemable  preferred stock to redemption value........  $     (6,052)     $      (2,853)   $     (52,111)   $      (6,622)
                                                                  ============      =============    =============    =============

Loss per share before amortization of intangible assets,
         non-cash stock-based compensation and accretion
         of mandatorily redeemable preferred stock to
         redemption value:
         Basis and diluted......................................  $      (0.04)     $       (0.04)   $       (0.41)   $       (0.10)

Shares used in computing loss:
         Basis and diluted......................................   145,529,503         77,600,000      126,998,335       65,878,388

                                eMachines, Inc.
                Unaudited Condensed Consolidated Balance Sheets
                   September 30, 2000 and December 31, 1999
                   (in thousands, except share information)

                                                                                  September 30, 2000        December 31, 1999
                                                                                --------------------       ------------------
ASSETS
Current assets:

         Cash and cash equivalents.........................................     $        187,696           $       114,823
         Restricted cash...................................................               16,561                         -
         Short-term investments............................................               18,316                    19,897
         Accounts receivable, less allowances ($4,782 and $2,160 at
               September 30, 2000 and December 31, 1999, respectively).....              113,498                   123,726
         Inventories.......................................................              109,446                    65,260
         Prepaid and other current assets..................................                4,771                     3,992
                                                                                --------------------       ------------------

               Total current assets........................................              450,288                   327,698

Property and equipment, net................................................                2,931                     1,827
Intangible assets..........................................................              109,675                         -
Other assets...............................................................                9,810                     2,188
                                                                                --------------------       ------------------
                                                                                $        572,704           $       331,713
                                                                                ====================       ==================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
         Trade payables-related party......................................     $        119,744           $       131,935
         Accounts payable..................................................                2,135                    12,939
         Accrued rebates...................................................               30,672                    22,803
         Accrued expenses and other current liabilities....................               49,049                    19,855
                                                                                --------------------       ------------------
               Total current liabilities...................................              201,600                   187,532
Deferred revenue - noncurrent portion......................................                1,539                     1,343
                                                                                --------------------       ------------------
Subordinated notes payable to stockholders.................................                  560                       560
                                                                                --------------------       ------------------

Redeemable convertible preferred stock - Series A; $.01 par value; no shares authorized, issued and outstanding at September 30, 2000;
         25,000,000 shares authorized; 24,279,369 shares outstanding at
         December 31, 1999.................................................                                        150,014
                                                                                --------------------       ------------------

Stockholders' equity (deficiency):
         Preferred stock, $.01 par value; 35,000,000 shares authorized; no shares issued and outstanding...............................

         Commonstock, $.0000125 par value; 350,000,000 shares authorized;
               145,596,396 and 78,019,538 shares outstanding at
               September 30, 2000 and December 31, 1999, respectively......                    2                         1
         Additional paid-in capital........................................              475,559                     6,582
         Unearned stock compensation.......................................               (1,276)                   (1,550)
         Notes receivable from stockholders................................                 (500)                     (500)
         Accumulated deficit...............................................             (104,780)                  (12,269)
                                                                                --------------------       ------------------

               Total stockholders' equity (deficiency).....................              369,005                    (7,736)
                                                                                --------------------       ------------------
                                                                                $        572,704           $       331,713
                                                                                ====================       ==================